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EXHIBIT 99.1

QUANTUM BECOMES LEADER IN WORKGROUP NET-ATTACHED STORAGE MARKET WITH COMPLETION OF MERIDIAN DATA ACQUISITION

Acquisition accelerates Quantum's storage systems strategy

MILPITAS, Calif., September 13, 1999-- Quantum Corporation today announced its DLT and Storage Systems Group (NYSE: DSS) has completed the acquisition of Meridian Data Incorporated. The move, which received shareholder approval September 9, accelerates Quantum's plan to expand its storage systems business by entering the network attached storage (NAS) appliance market.

     Meridian Data stockholders received 0.2212 shares of HDD stock and 0.4425 shares of DSS stock for each share of Meridian Data stock. The aggregate value of shares issued to current Meridian stockholders is approximately $90 million, based on Sept. 10, 1999 closing stock prices. In addition, the accounting purchase price will include the impact of outstanding Meridian stock options and assumed liabilities.

     Meridian Data, the leading supplier of workgroup NAS appliances, developed the industry's first robust storage operating system (OS) for entry- and workgroup-level appliances and created the award-winning Snap! Server network attached storage product. From today, Meridian Data will become Quantum's Snap Division, reporting to Peter van Cuylenburg, president of Quantum's DLT and Storage Systems Group.


Quantum's Storage Systems Strategy

     "Quantum's acquisition of Meridian Data is a critical part of our strategy to expand our storage systems business," said Michael Brown, Quantum chairman and CEO. "Our increased focus on the storage systems market is in direct response to the rising need for both storage capacity and storage management, which itself is being fueled by the explosive, worldwide growth of shared digital content."

     The acquisition of Meridian now positions Quantum as the leader in four of the six markets it serves, including desktop hard disk drives, tape drives, solid state systems and now workgroup-level NAS appliances -- where Meridian Data has been the market leader.

     "Quantum's position in the storage industry provides the broad exposure to computer OEMs and distributors that will help us expand the market for Snap! Server products," said van Cuylenburg. "The mutual benefits of this acquisition are that Quantum will now assume the number one position in the workgroup NAS market while strengthening the distribution channels and support infrastructure for Snap! Server products."
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Network Attached Storage Appliances

     Dataquest predicts that the entry- and workgroup-level NAS appliance markets will grow from $160 million in 1998 to almost $4.5 billion by 2003, placing these segments among the fastest growing in the computing market. The Meridian acquisition enables Quantum to immediately enter the NAS appliance market with an entire family of products for the fast-growing entry- and workgroup-level segments of the market.

     The Snap! Server NAS appliance, which ranges in capacity from 8 to 32 gigabytes (GB), offers plug-and-play attachment directly to workgroup-level networks, providing instant additional network storage capacity. These systems will be sold under the brand name Quantum Snap! Server and, in an approach similar to that of its hard disk drive and DLTtape drive businesses, Quantum will also offer NAS appliances customized for individual OEM requirements.

     Quantum will also continue to offer Meridian Data's CD Net line of CD-ROM servers.


Storage OS

     The Snap! Server's operating system -- the industry's first OS developed specifically for the PC LAN storage market -- is extremely robust, accommodating up to 100 clients simultaneously using more than 50 different network operating systems and protocols, including any Windows-based or Apple Macintosh client, as well as LAN Manager and UNIX workstations. The Snap! Server is instantly available to many, varied clients on the network, enabling clients of different types to access data concurrently and share files across a wide range of network operating systems and protocols.

     According to van Cuylenburg, the Snap! Server's storage OS software is a critical component of the Meridian Data acquisition. "This acquisition will accelerate our efforts to support embedded intelligence in storage devices and systems."

About Quantum

Founded in 1980, Quantum Corporation (www.quantum.com) is the world's leading
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storage supplier in four of the six markets it serves; desktop hard disk drives, tape drives, network attached storage (NAS) appliances and solid state systems. Quantum is also the second largest supplier of mid-range tape automation systems and a leading supplier of high capacity hard disk drives. Selling its products through OEM and distribution channels worldwide, Quantum's sales for the fiscal year ending March 1999 were $4.9 billion. In 1999 Quantum became the first Silicon Valley
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company to issue tracking stock, replacing its existing common stock with the ticker symbols DSS and HDD, which track the separate performance of the company's DLT and Storage Systems and Hard Disk Drive businesses. Both stocks are traded on the New York Stock Exchange.

Quantum Corp., 500 McCarthy Blvd., Milpitas, Calif. 95035, www.quantum.com,
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408-894-4000

About Meridian Data

Founded in 1988, Meridian Data was a developer and manufacturer of easy-to-use network storage solutions. With more than four million users, Meridian Data systems are deployed worldwide throughout Fortune 1,000-class companies, small businesses, government and educational institutions.

     For more information on the Snap! Server and workgroup NAS products, please visit (www.quantum.com) or call 1-888-343-SNAP.
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The foregoing statements regarding the potential impact of the acquisition of
Meridian Data Inc., and planned expansion into new markets, are forward looking statements and actual results could vary. Factors which could affect actual results include, but are not limited to, the successful integration of the two companies, the successful integration of Meridian Data Inc. technology into products and the ability to manufacture those products in sufficient quantity and quality, and in a timely and cost effective manner, the market acceptance of the products and the price/performance characteristics of competitive product offerings, as well as other factors outlined in Quantum's filings with the Securities and Exchange Commission.

Quantum and the Quantum logo are trademarks of Quantum Corporation, registered in the United States and other countries. Snap! Server, CD Net and DLTtape are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.